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                                                                EXHIBIT 3(a)(ii)

                              AMENDED AND RESTATED
                             DISTRIBUTION AGREEMENT

                    BETWEEN CUNA MUTUAL INSURANCE SOCIETY AND
          CUNA BROKERAGE SERVICES, INC. FOR VARIABLE ANNUITY CONTRACTS

THIS AGREEMENT is made effective as of the 1st day of January, 2008 by and between CUNA Mutual Insurance Society (CMIS), a mutual life insurance company domiciled in the State of Iowa with its principal office located in Waverly, Iowa, and CUNA Brokerage Services, Inc. (CUNA Brokerage), a registered broker-dealer domiciled in the State of Wisconsin with its principal office located in Waverly, Iowa.

WHEREAS, CUNA Mutual Life Insurance Company entered into a Distribution Agreement for variable annuity contracts with CUNA Brokerage dated as of January 1, 1997, pursuant to which the terms under which CUNA Brokerage would serve as principal underwriter and distributor for the variable annuity contracts of CUNA Mutual Life Insurance Company were delineated;

WHEREAS, effective December 31, 2007, CUNA Mutual Life Insurance Company merged with and into CMIS; and

WHEREAS, in light of the merger, the parties desire to amend the Distribution Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

                                    ARTICLE 1
                                   APPOINTMENT

1.1 CMIS appoints CUNA Brokerage to be the principal underwriter and distributor for all of CMIS's variable annuity contracts which require distribution under the auspices of a registered broker-dealer.

                                    ARTICLE 2
                            DUTIES OF CUNA BROKERAGE

2.1      REGISTRATION UNDER THE 1934 ACT

         CUNA Brokerage is registered as a broker-dealer under the provisions of the Securities Exchange Act of 1934 (1934 Act) and has secured and will maintain authorizations, licenses, qualifications, and permits necessary to perform its obligations under this Agreement in those states requested by CMIS.


2.2      MEMERSHIP IN THE FINANCIAL INDUSTRY REGULATORY AUTHORITY

         CUNA Brokerage currently holds and shall maintain a membership in the Financial Industry Regulatory Authority (FINRA).

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2.3      RESPONSIBILITY FOR SECURITIES ACTIVITIES

         CUNA Brokerage shall assume full responsibility for the securities activities of all persons engaged directly or indirectly in the distribution operations for CMIS's variable annuity products, including but not limited to training, supervision, and control as contemplated under appropriate provisions of the 1934 Act and regulations thereunder and by the rules of FINRA. All persons directly or indirectly involved in such variable annuity securities activities shall be registered representatives or registered principals of CUNA Brokerage as appropriate to their activities. Also, each registered representative selling the product and at least one registered principal shall be properly licensed as an insurance agent of CMIS.

         Further, CUNA Brokerage represents and warrants that during the term of this Agreement, it will maintain and implement (a) policies and procedures designed to comply with all applicable rules of FINRA, including but not limited to rules relating to suitability of variable annuity recommendations, (b) a training program for its registered representatives designed to ensure that such persons gather information concerning a customer's financial status, tax status, investment objective and other relevant information prior to recommending the purchase or exchange of a variable annuity contract, and (c) a reasonable system of sales supervision designed to achieve compliance with the rules of FINRA. CUNA Brokerage agrees to provide a report to CMIS upon request, certifying that CUNA Brokerage is in compliance with items (a) through (c) above. Each such report shall be certified by a senior manager of CUNA Brokerage who has responsibility for items (a) through (c). CUNA Brokerage understands and acknowledges that CMIS may conduct an inspection and/or audit of CUNA Brokerage on a periodic basis to ensure compliance with items (a) through (c) above, and CUNA Brokerage agrees to make reasonable accommodation to CMIS to enable CMIS to inspect documents directly related to the sale and suitability of any CMIS variable annuity product, which documents CUNA Brokerage shall be responsible for maintaining.

2.4      APPOINTMENT OF REGISTERED PERSONS AND MAINTENANCE OF PERSONNEL RECORDS

         CUNA Brokerage shall have the authority and responsibility for the appointment and registration of those persons who will be registered representatives and registered principals. CUNA Brokerage shall direct the maintenance of all personnel records of such persons.

2.5      MAINTENANCE OF NET CAPITAL

         CUNA Brokerage shall maintain required net capital at levels which will comply with maximum aggregate indebtedness provisions under the provisions of the 1934 Act, any regulation thereunder, and any FINRA rules

2.6      REQUIRED REPORTS

         CUNA Brokerage shall have the responsibility for preparation and submission of any reports or other materials required by any regulatory authority having proper jurisdiction.



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2.7      LIMITATION ON AUTHORITY

         CUNA Brokerage is not authorized to give any information or to make any representations concerning the variable annuity contracts of CMIS other than the statements contained in the current registration statement filed with the Securities and Exchange Commission or such sales literature as may be authorized by CMIS.

                                    ARTICLE 3
                                 DUTIES OF CMIS

3.1      MAINTENANCE OF ACCOUNTING RECORDS

         Except as set for above, CMIS shall maintain and hold, on behalf of and as agent for CUNA Brokerage, those records pertaining to variable annuity contracts required to be maintained and preserved by the 1934 Act, any regulations thereunder, and any applicable FINRA rules. All such books and records are, and shall at all times remain, the property of CUNA Brokerage and shall at all times be subject to inspection by duly authorized officers, auditors, and representatives of CUNA Brokerage and by the Securities and Exchange Commission, FINRA, and other regulatory authorities having proper jurisdiction.

3.2      CONFIRMATION OF TRANSACTIONS

         On behalf of CUNA Brokerage and acting as agent for CUNA Brokerage, CMIS shall confirm all transactions required to be confirmed in the form and manner required by the 1934 Act, any regulations thereunder, and any FINRA rules.

3.3      FURNISHING MATERIALS

         CMIS shall furnish to CUNA Brokerage copies of prospectuses, financial statements and other documents which CUNA Brokerage reasonably requests for use in connection with the solicitation, sale and distribution of CMIS's variable annuity contracts.

                                    ARTICLE 4
                                  COMPENSATION

4.1 As compensation for services to be performed pursuant to this Agreement, CMIS shall pay a dealer concession to and on behalf of CUNA Brokerage. The amount of the dealer concession and the manner in which it will be paid is specified in Schedule A to a related contract titled "Amended and Restated Servicing Agreement Related to the Distribution Agreement between CUNA Mutual Insurance Society and CUNA Brokerage Services, Inc. for Variable Annuity Contracts."

                                    ARTICLE 5
                                   TERMINATION

5.1 This Agreement may be terminated at any time by either party upon written notice to the other stating the date when such termination shall be effective, provided that this Agreement may not be terminated or modified by either party if the effect would be to put CUNA Brokerage out of compliance with the "net-capital" requirements of the 1934 Act. Default of any kind shall not have the effect of terminating this Agreement.


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IN WITNESS WHEREOF, the undersigned, as duly authorized officers, have caused this Agreement to be executed on behalf of their respective companies.


                                        CUNA MUTUAL INSURANCE SOCIETY

                                        BY: /s/Steven R. Suleski
                                            --------------------
                                            Steven R. Suleski
                                            VP and Associate General Counsel


                                        CUNA BROKERAGE SERVICES, INC.

                                        BY: /s/Mark E. Backes
                                            -----------------
                                            Mark E. Backes
                                            President




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